Exhibit 28(d)(xxx)
AMENDMENT NO. 4
TO THE
SUBADVISORY AGREEMENT
     This AMENDMENT NO. 4 TO THE SUBADVISORY AGREEMENT is dated as of November 15, 2010, by and between SUNAMERICA ASSET MANAGEMENT CORP., a Delaware corporation (the “Adviser”), and J.P. MORGAN INVESTMENT MANAGEMENT INC., a Delaware corporation (the “Subadviser”).
W I T N E S S E T H:
     WHEREAS, the Adviser and SunAmerica Series Trust, a Massachusetts business trust (the “Trust”), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;
     WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated November 1, 2005, as amended from time to time (the “Subadvisory Agreement”), pursuant to which the Subadviser furnishes investment advisory services to certain series (the “Portfolios”) of the Trust, as listed on Schedule A of the Subadvisory Agreement;
     WHEREAS, the Board of Trustees of the Trust has approved this Amendment to the Subadvisory Agreement and it is not required to be approved by the shareholders of the Portfolios.
     NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:
     1. Schedule A to the Subadvisory Agreement is hereby amended to reflect the addition of the SunAmerica Series Trust Growth-Income Portfolio. Schedule A is also attached hereto.

Annual Fee
(as a percentage of the average
daily net assets the Subadviser
Portfolio(s)	manages in the portfolio)
Growth-Income Portfolio	0.35% on the first $50 million
0.30% on the next $100 million
0.25% on the next $150 million
0.20% on the next $200 million
0.15% over $500 million
     Subadviser shall manage the Growth-Income Portfolio assets and shall be compensated as noted above.

     2. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.
     3. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.
     4. Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.
     IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT CORP.
By:	/s/ PETER A. HARBECK
	Name:	Peter A. Harbeck
	Title:	President & CEO

J.P. MORGAN INVESTMENT MANAGEMENT INC.
By:	/s/ ANA BRANDS
	Name:	Ana Brands
	Title:	Vice President

SCHEDULE A
Effective November 15, 2010

Annual Fee
(as a percentage of the average
daily net assets the Subadviser
Portfolio(s)	manages in the portfolio)
Global Equities Portfolio	0.45% on the first $50 million
(Tax ID No. 13-7002447)	0.40% on the next $100 million
0.35% on the next $350 million
0.30% over $500 million

Balanced Portfolio	0.40% on the first $50 million
(Tax ID No. 95-4572884)	0.30% on the next $100 million
0.25% over $150 million

Mid-Cap Growth Portfolio	0.42% on the first $100 million
(Tax ID No. 95-4734552)	0.40% over $100 million

Growth-Income Portfolio	0.35% on the first $50 million
0.30% on the next $100 million
0.25% on the next $150 million
0.20% on the next $200 million
0.15% over $500 million

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